Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-142361) and Form S-3 (No. 333-142361) and Form S-8 (Nos. 333-132511 and 333-133481) of our report dated May 29, 2007, with respect to the statements of revenues and direct operating expenses of Anadarko Vernon Operations, for each of the years in the three-year period ended December 31, 2006, which report appears in the Form 8-K/A of EXCO Resources, Inc. dated on or about June 8, 2007.

/s/ KPMG LLP

Houston, Texas
June 8, 2007